UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2018

Altus Midstream Company

(Exact name of registrant as specified in its charter)

Delaware	001-38048	81-4675947
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas	77056-4400
(address of principal executive offices)	(zip code)

(713) 296-6000

(Registrant’s telephone number, including area code)

Kayne Anderson Acquisition Corp.

811 Main Street, 14th Floor

Houston, Texas 77002

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On November 9, 2018 (the “Closing Date”), Altus Midstream Company, a Delaware corporation (formerly known as Kayne Anderson Acquisition Corp.) (the “Company”), consummated the previously announced acquisition of (i) 100% of the equity interests in each of Alpine High Gathering LP, a Delaware limited partnership (“Alpine High Gathering”), Alpine High Pipeline LP, a Delaware limited partnership (“Alpine High Pipeline”), Alpine High Processing LP, a Delaware limited partnership (“Alpine High Processing”), Alpine High NGL Pipeline LP, a Delaware limited partnership (“Alpine High NGL”), and Alpine High Subsidiary GP LLC, a Delaware limited liability company (“Alpine High GP” and, together with Alpine High Gathering, Alpine High Pipeline, Alpine High Processing, and Alpine High NGL, the “Alpine High Entities”) and (ii) options, previously held by Apache Midstream LLC, a Delaware limited liability company (the “Apache Contributor”) and wholly owned subsidiary of Apache Corporation (“Apache”), to acquire equity interests in the following third-party pipelines: (A) an option to acquire up to a 15% equity interest (as well as pursuant to a supplemental option, an additional 1% equity interest) in the Gulf Coast Express pipeline, (B) an option to acquire up to a 15% equity interest in the EPIC Crude pipeline, (C) an option to acquire a 50% equity interest in the Salt Creek NGL pipeline, (D) an option to acquire up to a 33% equity interest in the Shin Oak pipeline, and (E) an option to acquire an approximate 33% equity interest in the Permian Highway Pipeline Project, subject to reduction in the event that other options to acquire equity in the Permian Highway Pipeline Project held by third parties are exercised (collectively, the “Options”), pursuant to that certain Contribution Agreement, dated as of August 8, 2018 (the “Contribution Agreement”), by and among the Company, Altus Midstream LP, a Delaware limited partnership (“Altus Midstream”), the Apache Contributor and each of the Alpine High Entities.

We refer to the acquisitions and the other transactions contemplated by the Contribution Agreement as the “Business Combination.” Following the completion of the Business Combination, our wholly owned subsidiary, Altus Midstream GP LLC, a Delaware limited liability company (“Altus Midstream GP”), is the sole general partner of Altus Midstream, and we will operate our business through Altus Midstream and its subsidiaries, including the Alpine High Entities.

In connection with the closing of the Business Combination (the “Closing”), the Company changed its name from Kayne Anderson Acquisition Corp. to Altus Midstream Company. Unless the context otherwise requires, “KAAC” refers to the registrant prior to the Closing, and “we,” “us,” “our” and the “Company” refer to the registrant and its subsidiaries following the Closing. References to “Alpine High Midstream” are to Alpine High Gathering, Alpine High Pipeline, Alpine High Processing, and Alpine High NGL, collectively.

Item 1.01 Entry into a Material Definitive Agreement

Altus Midstream Credit Agreement

On November 9, 2018, Altus Midstream entered into a Credit Agreement among Altus Midstream, the lenders party thereto, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (“Administrative Agent”), Wells Fargo Bank, National Association, as Syndication Agent, Citibank, N.A., Bank of America, N.A., The Toronto-Dominion Bank, New York Branch, MUFG Bank Ltd., and The Bank of Nova Scotia, Houston Branch, as Co-Documentation Agents (the “Credit Agreement”).

The Credit Agreement provides for a five-year revolving credit facility for general corporate purposes, with aggregate commitments of $450 million until (i) the consolidated net income of Altus Midstream and its restricted subsidiaries, as adjusted pursuant to the Credit Agreement (“EBITDA”), for three consecutive calendar months equals or exceeds $175 million on an annualized basis and (ii) Altus Midstream has raised at least $250 million of additional capital (such period, the “Initial Period”). Following the Initial Period, the aggregate commitments equal $800 million. All aggregate commitments include a letter of credit subfacility of up to $100 million and a swingline loan subfacility of up to $100 million. After the Initial Period, Altus Midstream may increase commitments up to an aggregate $1.5 billion by adding new lenders or obtaining the consent of any increasing existing lenders.

Borrowings and letters of credit under the Credit Agreement may be made only in US dollars. The aggregate amount of borrowings, undrawn issued letters of credit, and unreimbursed drawings under issued letters of credit may not exceed total commitments at any given time.

All amounts outstanding under the Credit Agreement are due November 9, 2023, provided that Altus Midstream may twice request that the maturity date be extended for successive one-year periods expiring one year from the then scheduled maturity date. No lender is obligated to consent to any extension. Altus Midstream can replace a non-consenting lender and its commitment or repay a non-consenting lender and let its commitment expire upon scheduled maturity. Altus Midstream can proceed with the extension as to remaining commitments if lenders having at least 51% of total commitments have agreed to such extension.

All borrowings under the Credit Agreement bear interest at one of the following rate options, as selected by Altus Midstream:

•

A base rate plus a margin, with (i) the base rate being a rate per annum equal to the greatest of (a) the applicable prime rate, (b) the greater of the applicable federal funds rate and overnight bank funding rate, plus 0.50%, and (c) an adjusted London Interbank Offered Rate (“LIBOR”) for a one-month interest period plus 1.0%, and (ii) the margin (“Base Rate Margin”) being a rate per annum that varies from (a) before Altus Midstream’s senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money is rated (“Long-Term Debt Rating”), 0.05% to 0.425%, based on the ratio of (1) the consolidated indebtedness of Altus Midstream and its restricted subsidiaries to (2) EBITDA of Altus Midstream and its restricted subsidiaries for the 12-month period ending immediately before such date (the “Leverage Ratio”) and (b) once there is a Long-Term Debt Rating, 0% to 0.50%, based on the Long-Term Debt Rating; or

•

LIBOR plus a margin (“LIBOR Margin”) at a rate per annum varying from (i) before there is a Long-Term Debt Rating, 1.05% to 1.425%, based on the Leverage Ratio, and (ii) once there is a Long-Term Debt Rating, 0.90% to 1.50%, based on the Long-Term Debt Rating. For LIBOR-based interest rates, Altus Midstream may select an interest period of one, two, three or six months, or one week.

The Credit Agreement also requires Altus Midstream to pay quarterly a facility fee equal to a per annum rate that varies from (i) before there is a Long-Term Debt Rating, 0.20% to 0.325% of the full amount of the commitments, based on the Leverage Ratio and (ii) once there is a Long-Term Debt Rating, 0.10% to 0.25% of the full amount of the commitments, based on the Long-Term Debt Rating.

A commission is payable quarterly to the lenders on the face amount of each outstanding letter of credit at a per annum rate equal to the LIBOR Margin then in effect. Customary letter of credit fronting fees and other charges are payable to issuing banks.

Altus Midstream may borrow, prepay, and reborrow loans and obtain letters of credit, and Altus Midstream may obtain letters of credit for the account of its subsidiaries, in each case subject to representations and warranties, covenants, and events of default set forth in the Credit Agreement.

The Credit Agreement contains restrictive covenants that may limit the ability of Altus Midstream and its restricted subsidiaries to, among other things, incur additional indebtedness or guaranty indebtedness, sell assets, make investments in unrestricted subsidiaries, enter into mergers, make certain payments and distributions, incur liens on certain property securing indebtedness, and engage in certain other transactions without the prior consent of the lenders.

Altus Midstream also is subject to a financial covenant under the Credit Agreement, which requires it to maintain one of the following financial ratios:

•

during the Initial Period, a debt-to-capital ratio of not greater than 30% at the end of any fiscal quarter, determined by reference to (i) the consolidated indebtedness of Altus Midstream and its restricted subsidiaries to (ii) (A) the consolidated partners’ equity of Altus Midstream and its restricted subsidiaries plus (B) the consolidated indebtedness of Altus Midstream and its restricted subsidiaries; and

•

after the Initial Period, a Leverage Ratio of not greater than 5.00:1.00 at the end of any fiscal quarter, except that during up to one year following a qualified acquisition, the Leverage Ratio cannot exceed 5.50:1.00 at the end of any fiscal quarter.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

The Credit Agreement has been filed with this report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Altus Midstream. Representations, warranties, and covenants in the Credit Agreement were made only for purposes of the Credit Agreement, were solely for the benefit of the parties to the Credit Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Credit Agreement. Representations and warranties in the Credit Agreement may have been made as of specific dates and for purposes of allocating contractual risk between the parties instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Credit Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Altus Midstream or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of a Credit Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Stockholders Agreement

In connection with the Closing, on the Closing Date, the Company entered into a stockholders agreement (the “Stockholders Agreement”) with the Apache Contributor and Kayne Anderson Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), setting forth certain corporate governance rights of the Apache Contributor and the Sponsor. Under the Stockholders Agreement, the Sponsor is entitled to nominate two directors to the Company’s board of directors (the “Board”) until the earlier of the time that the Sponsor and its affiliates own less than 1% of the outstanding voting common stock of the Company or the second anniversary of the date of the Closing Date. Additionally, the Apache Contributor will be entitled to nominate a certain number of directors to the Board based on its and its affiliates’ ownership of our outstanding voting common stock as follows:

Ownership Threshold	Number of Directors
50% or more	7
40% or more but less than 50%	6
30% or more but less than 40%	5
20% or more but less than 30%	4
10% or more but less than 20%	3
5% or more but less than 10%	2
1% or more but less than 5%	1

For so long as the Sponsor is entitled to nominate directors as provided above and the Apache Contributor and its affiliates own 50% or more of our outstanding voting common stock, at least one of the directors nominated by the Apache Contributor will be an “independent director” in accordance with applicable listing rules of The NASDAQ Capital Market (“NASDAQ”). Further, we have agreed to include at least one director nominated by the Apache Contributor on each committee of the Board, unless such inclusion would violate applicable securities laws or stock exchange or stock market rules.

The Stockholders Agreement will terminate automatically upon (i) the dissolution of the Company, (ii) with respect to the Apache Contributor, the time when the Apache Contributor and its affiliates cease to own at least 1% of our outstanding voting common stock, and (iii) with respect to the Sponsor, upon the earlier of (A) the time when the Sponsor and its affiliates cease to own at least 1% of our outstanding voting common stock and (B) the second anniversary of the date of the Closing Date.

The foregoing description of the Stockholders Agreement is a summary only and is qualified in its entirety by reference to the Stockholders Agreement, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Amended and Restated Limited Partnership Agreement of Altus Midstream

In connection with the Closing, on the Closing Date, we, Altus Midstream GP and the Apache Contributor entered into Altus Midstream’s amended and restated agreement of limited partnership (the “Altus Midstream LPA”), which sets forth, among other things, the rights and obligations of the general partner and limited partners of Altus Midstream. Under the Altus Midstream LPA, the Apache Contributor is a limited partner of Altus Midstream and Altus Midstream GP continues as the sole general partner of Altus Midstream. As the sole general partner, Altus Midstream GP has the ability to control all of the day-to-day business affairs and decision making of Altus Midstream without the approval of any other partner, unless otherwise stated in the Altus Midstream LPA. For example, Altus Midstream GP cannot take any action that would result in the failure of Altus Midstream to be taxable as a partnership for federal income tax purposes without the approval of the other partners. Pursuant to the terms of the Altus Midstream LPA, Altus Midstream GP cannot be removed as the general partner of Altus Midstream except by its election. The material terms of the Altus Midstream LPA are described in KAAC’s definitive Proxy Statement, dated October 22, 2018 (the “Proxy Statement”), relating to the special meeting in lieu of the 2018 annual meeting of KAAC’s stockholders held on November 6, 2018 (the “Special Meeting”) in the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Amended and Restated Agreement of Limited Partnership of Altus Midstream,” which is incorporated herein by reference.

The foregoing description of the Altus Midstream LPA is a summary only and is qualified in its entirety by reference to the Altus Midstream LPA, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Amended and Restated Registration Rights Agreement

In connection with the Closing, on the Closing Date, the Company entered into an amended and restated registration rights agreement (as amended and restated, the “A&R Registration Rights Agreement”) with Kayne Anderson Sponsor, LLC, the other holders party thereto (the “Existing Holders”) and the Apache Contributor. The A&R Registration Rights Agreement amended and restated the Registration Rights Agreement, dated as of March 29, 2017, and will require us to register for resale (i) shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) issuable upon the conversion of our Class B Common Stock, par value $0.0001 per share (the “founder shares”), (ii) the Private Placement Warrants (as defined in this Current Report on Form 8-K under Item 2.01. Completion of Acquisition or Disposition of Assets—Description of the Company’s Securities—Warrants—Private Placement Warrants) (and any shares of Class A Common Stock issuable upon the exercise of such Private Placement Warrants (as defined below), (iii) shares of Class A Common Stock held by any Existing Holders as of the Closing Date, (iv) any equity securities (including the shares of Class A Common Stock issued or issuable upon the exercise of any such equity security) of ours issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to us by an Existing Holder, (v) shares of Class A Common Stock issued or issuable upon the redemption or exchange of any common units owned by any holder, in each case in accordance with the terms of the Altus Midstream LPA, (vi) the shares of Class A Common Stock issued to the Apache Contributor in connection with the Business Combination, (vii) warrants owned by the Apache Contributor (the “Contribution Warrants”) (including any shares of Class A Common Stock issued or issuable upon the exercise of any such warrants), and (viii) the shares of Class A Common Stock, if any, issued in connection with earn-out consideration payable to the Apache Contributor pursuant to and subject to the terms of the Contribution Agreement. The material terms of the A&R Registration Rights Agreement are described in the Proxy Statement in the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights Agreement,” which is incorporated herein by reference.

The foregoing description of the A&R Registration Rights Agreement is a summary only and is qualified in its entirety by reference to the A&R Registration Rights Agreement, a copy of which is attached as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Construction, Operations and Maintenance Agreement

In connection with the Closing, on the Closing Date, the Company entered into a construction, operations and maintenance agreement (the “COMA”) with Apache, pursuant to which Apache will provide certain services related to the design, development, construction, operation, management and maintenance of certain gathering, processing and other midstream assets on behalf of us. The material terms of the COMA are described in the Proxy Statement in the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements— Construction, Operations and Maintenance Agreement,” which is incorporated herein by reference.

The foregoing description of the COMA is a summary only and is qualified in its entirety by reference to the COMA, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Purchase Rights and Restrictive Covenants Agreement

In connection with the Closing, on the Closing Date, the Company entered into a purchase rights and restrictive covenants agreement (the “Purchase Rights and Restrictive Covenants Agreement”) with Apache. Under the Purchase Rights and Restrictive Covenants Agreement, until the later of the five-year anniversary of the Closing and the date on which Apache and its affiliates cease to own a majority of our voting common stock, Apache is obligated to provide us with (i) the first right to pursue any opportunity (including any expansion opportunities) of Apache to acquire or invest, directly or indirectly (including equity investments), in any midstream assets or participate in any midstream opportunities located, in whole or part, within an area covering approximately 1.7 million acres in Reeves, Pecos, Brewster, Culberson and Jeff Davis Counties in Texas, and (ii) a right of first offer on certain retained midstream assets of Apache. Pursuant to the terms of the Purchase Rights and Restrictive Covenants Agreement, Apache has assigned to us an option, exercisable until September 4, 2019, to acquire an approximate 33% equity interest in the Permian Highway Pipeline Project (subject to reduction in the event that other options to acquire equity in the Permian Highway Pipeline Project held by third parties are exercised), a long-haul natural gas pipeline from the Permian Basin in Texas to the Texas Gulf Coast.

The foregoing description of the Purchase Rights and Restrictive Covenants Agreement is a summary only and is qualified in its entirety by reference to the Purchase Rights and Restrictive Covenants Agreement, a copy of which is attached as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Warrant Agreement

In connection with the Closing, on the Closing Date, the Company entered into a warrant agreement (the “Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant agent, that governs the terms of the Contribution Warrants issued to the Apache Contributor. The Contribution Warrants issued to the Apache Contributor have terms substantially similar to our Private Placement Warrants.

The foregoing description of the Warrant Agreement is a summary only and is qualified in its entirety by reference to the Warrant Agreement, a copy of which is attached as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Lease Agreement

In connection with the Closing, on the Closing Date, Altus Midstream entered into a lease agreement (the “Lease Agreement”) with Apache relating to the use of certain office buildings, warehouse, and storage facilities located in Reeves County, Texas. The term of the Lease Agreement is four years from the effective date thereof, which we may extend for three additional, consecutive two-year periods upon providing notice to Apache prior to the end of the term then in effect.

The foregoing description of the Lease Agreement is a summary only and is qualified in its entirety by reference to the Lease Agreement, a copy of which is attached as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

License Agreement

In connection with the Closing, on the Closing Date, Altus Midstream entered into a License Agreement (the “Altus Midstream License Agreement”) with Apache, pursuant to which Apache granted Altus Midstream certain limited usage rights with respect to certain intellectual property of Apache.

The foregoing description of the Altus Midstream License Agreement is a summary only and is qualified in its entirety by reference to the Altus Midstream License Agreement, a copy of which is attached as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the Closing, on the Closing Date, the Company entered into a License Agreement (the “Parent License Agreement” and together with the Altus Midstream License Agreement, the “License Agreements”) with Apache, pursuant to which Apache granted the Company certain limited usage rights with respect to certain intellectual property of Apache.

The foregoing description of the Parent License Agreement is a summary only and is qualified in its entirety by reference to the Parent License Agreement, a copy of which is attached as Exhibit 10.7 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth under “Introductory Note” above is incorporated in this Item 2.01 by reference. The material provisions of the Contribution Agreement are described in the Proxy Statement in the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreement,” which is incorporated herein by reference.

The Business Combination was approved by KAAC’s stockholders at the Special Meeting. At the Special Meeting, 33,616,164 shares of Class A Common Stock and founder shares, voting as a single class, were voted in favor of the proposal to approve the Business Combination, 582,503 shares of Class A Common Stock and founder shares, voting as a single class, were voted against the proposal, and holders of 1,021 shares of Class A Common Stock and founder shares, in the aggregate, abstained from voting on the proposal. KAAC’s public stockholders had the opportunity, in connection with the Closing, to redeem shares of Class A Common Stock pursuant to the terms of KAAC’s amended and restated certificate of incorporation (the “Charter”), and public stockholders holding an aggregate of 29,469,858 shares of Class A Common Stock elected to have such shares redeemed for an aggregate amount of approximately $298.8 million. In addition, in connection with the Closing, the Sponsor forfeited 7,313,028 founder shares and 3,182,140 Private Placement Warrants to the Company pursuant to that certain Sponsor Forfeiture Agreement, dated as of August 8, 2018 (the “Sponsor Forfeiture Agreement”), by and between the Company and the Sponsor (such forfeiture, the “Sponsor forfeiture”). In accordance with the Charter, the 2,120,000 founder shares that remained outstanding following the Sponsor forfeiture were converted into shares of Class A Common Stock on a one-for-one basis.

At the Closing, pursuant to the terms of the Contribution Agreement:

•

Altus Midstream and KAAC issued to the Apache Contributor 250,000,000 common units representing limited partner interests in Altus Midstream (“Common Units”), and 250,000,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”), respectively, which, together, are exchangeable on a one-for-one basis for shares of Class A Common Stock;

•

KAAC issued 7,313,028 shares of Class A Common Stock to the Apache Contributor, which amount of shares of Class A Common Stock corresponds to the number of shares of Class A Common Stock forfeited pursuant to the Sponsor forfeiture;

•

KAAC issued 3,182,140 warrants exercisable for shares of Class A Common Stock (the “Contribution Warrants”) to the Apache Contributor, which amount of Contribution Warrants corresponds to the number of Private Placement Warrants forfeited pursuant to the Sponsor forfeiture;

•

KAAC contributed $628.1 million in cash to Altus Midstream, which KAAC funded with (i) cash held in the trust account (the “Trust Account”) that held the proceeds (including interest but net of franchise and income taxes payable) from KAAC’s initial public offering (the “IPO”) and the concurrent sale of the Private Placement Warrants to the Sponsor and (ii) proceeds from the issuance and sale of 57,234,023 shares of Class A Common Stock to certain qualified institutional buyers and accredited investors (including certain funds and client accounts advised by Kayne Anderson Capital Advisors, L.P., together with its affiliates (“Kayne Anderson”), and directors, management and employees of KAAC, Kayne Anderson and Apache) in a private placement (the “Private Placement”);

•

Altus Midstream paid to the Apache Contributor $84.0 million, which represents the capital expenditures incurred by or on behalf of the Alpine High Entities from and including October 1, 2018 through and including the Closing Date; and

•	the Apache Contributor will have the right to receive earn-out consideration of up to 37,500,000 shares of Class A Common Stock as follows:

Number of Shares of Class A Common Stock to be Received	Condition to be Satisfied
12,500,000 shares	if, during the calendar year 2021, the aggregate gathered gas from an area of dedication in Reeves, Pecos, Culberson and Jeff Davis Counties in Texas that is assessed a low pressure gathering fee pursuant to that certain Amended and Restated Gas Gathering Agreement, dated August 8, 2018, between Apache and Alpine High Gathering is equal to or greater than 574,380 million cubic feet

12,500,000 shares	if the per share closing price of the Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $14.00 for any 20 trading days within such 30-trading-day period

12,500,000 shares	if the per share closing price of the Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $16.00 for any 20 trading days within such 30-trading-day period

As of the Closing Date and following the completion of the Business Combination, the Company had the following outstanding securities: (a) 74,929,305 shares of Class A Common Stock, (b) 250,000,000 shares of Class C Common Stock, all of which were held by the Apache Contributor, and (c) warrants exercisable for 18,941,651 shares of Class A Common Stock. As of the Closing Date and following the completion of the Business Combination, the Apache Contributor owned (i) 7,313,028 shares of Class A Common Stock, (ii) 3,182,140 Contribution Warrants, and (iii) 250,000,000 Common Units and a corresponding number of shares of Class C Common Stock. The Common Units are exchangeable on a one-for-one basis for shares of Class A Common Stock. Upon the exchange of Common Units for shares of Class A Common Stock, a corresponding number of shares of Class C Common Stock will be cancelled.

As of the Closing Date and following the completion of the Business Combination, the ownership interests of the Company’s stockholders were as follows:

•	public stockholders owned 65,496,277 shares of Class A Common Stock, representing an approximate 87.4% economic interest and an approximate 20.2% voting interest;

•

the former holders of our founder shares, including the Sponsor and the Company’s independent directors prior to the Closing, owned 2,120,000 shares of Class A Common Stock, representing an approximate 2.8% economic interest and an approximate 0.7% voting interest, and 3,182,141 warrants exercisable for 3,182,141 shares of Class A Common Stock which, if exercised, would represent an approximate 4.1% economic interest and an approximate 1.0% voting interest; and

•

the Apache Contributor owned (i) 250,000,000 shares of Class C Common Stock, representing a 0% economic interest and an approximate 76.9% voting interest, (ii) 7,313,028 shares of Class A Common Stock, representing an approximate 9.8% economic interest and an approximate 2.3% voting interest and (iii) 3,182,140 warrants exercisable for 3,182,140 shares of Class A Common Stock which, if exercised, would represent an approximate 4.1% economic interest and an approximate 1.0% voting interest.

Prior to the Closing, KAAC was a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company became a holding company whose assets primarily consist of interests in its subsidiaries, Altus Midstream GP and Altus Midstream. The following information is provided about the business of the Company reflecting the consummation of the Business Combination.

Cautionary Note Regarding Forward-Looking Statements

The Company makes forward-looking statements in this Current Report on Form 8-K. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	the Company’s success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	changes in the future operating results of Alpine High Midstream;

•	expansion plans and opportunities, including opportunities with respect to the Company’s and/or its subsidiaries’ ability to exercise the Options; and

•

other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “will,” or similar expressions.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the Business Combination disrupts our, Alpine High Midstream’s or Apache’s current plans and operations;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that the Company, Alpine High Midstream or Apache may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties set forth in the Proxy Statement in the section entitled “Risk Factors” beginning on page 39 of the Proxy Statement.

Business and Properties

The business and properties of Alpine High Midstream prior to the Business Combination are described in the Proxy Statement in the section entitled “Business of Alpine High Midstream” beginning on page 178, which is incorporated herein by reference. The business of KAAC prior to the Business Combination is described in the Proxy Statement in the section entitled “Business of KAAC” beginning on page 155, which is incorporated herein by reference.

Risk Factors

The risk factors related to the Company’s business and operations are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 39, which is incorporated herein by reference.

Selected Historical Financial Information of Alpine High Midstream

Selected historical financial information of Alpine High Midstream as of September 30, 2018 and for the three and nine months ended September 30, 2018 and 2017 is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

Selected historical financial information of Alpine High Midstream as of December 31, 2017, for the year ended December 31, 2017 and the period from inception of Apache’s Alpine High operations (May 26, 2016) through December 31, 2016 is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of KAAC for the year ended December 31, 2017 and the nine months ended September 30, 2018 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Combined Financial Statements of Alpine High Midstream

The unaudited combined financial statements of Alpine High Midstream as of September 30, 2018 and for the three and nine months ended September 30, 2018 and 2017 are set forth in Exhibit 99.4 hereto and are incorporated herein by reference.

The audited combined financial statements of Alpine High Midstream as of December 31, 2017, for the year ended December 31, 2017 and the period from inception of Apache’s Alpine High operations (May 26, 2016) through December 31, 2016, are included in the Proxy Statement beginning on page Fin-28 and are incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of financial condition and results of operations of Alpine High Midstream for the nine months ended September 30, 2018 and for the year ended December 31, 2017 is set forth in Exhibit 99.3 hereto and is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding ownership of shares of voting securities of the Company, which consists of Class A Common Stock and Class C Common Stock, as of November 9, 2018:

•	each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s voting securities;

•	each of the Company’s current executive officers and directors; and

•	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the U.S. Securities and Exchange Commission (the “SEC”), which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire such securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of voting securities of the Company is based on 324,929,305 shares of Class A Common Stock and Class C Common Stock issued and outstanding in the aggregate as of November 9, 2018.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting securities beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares of Voting Securities	Percent of Voting Common Stock %
5% or Greater Stockholders
Apache Midstream LLC(2)	260,495,168	79.4%
Kayne Anderson Capital Advisors, L.P.(3)	20,081,285	6.1%
Directors and Executive Officers
W. Mark Meyer	—	—
Brian W. Freed(4)	144,010	*
Ben C. Rodgers	—	—
Robert W. Bourne	25,000	*
Staci L. Burns	—	—
Kevin S. McCarthy(5)	—	—
Robert S. Purgason(5)	—	—
Jon W. Sauer	—	—
Mark Borer(5)	40,000	*
D. Mark Leland(5)	40,000	*
C. Doug Johnson	—	—
All directors and executive officers, as a group (14 individuals)	249,010	*

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056.
(2)

Apache Midstream LLC is the record holder of the shares reported herein. Apache Corporation is the sole member of Apache Midstream LLC and has voting and investment discretion with respect to the voting common stock held of record by Apache Midstream LLC. The business address of each of these entities is 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056. Includes 3,182,140 shares of Class A Common Stock issuable upon exercise of the Contribution Warrants that will become exercisable 30 days after the Closing.

(3)

Includes shares of voting common stock held of record by Kayne Anderson Sponsor, LLC, over which Kayne Anderson Capital Advisors, L.P. has voting and investment discretion. Kayne Anderson Capital Advisors, L.P. is the investment manager, general partner, or managing member of certain shareholders, including shareholders in which certain of our officers and directors and employees of Kayne Anderson Capital Advisors, L.P. hold an interest. Ric Kayne may be deemed a beneficial owner with voting and investment power over the shares of Class A Common Stock held by such shareholders. Mr. Kayne disclaims beneficial ownership of the shares reported, except those attributable to him by virtue of his pecuniary interest therein. Includes 3,182,141 shares of Class A Common Stock issuable upon exercise of Private Placement Warrants held of record by Kayne Anderson Sponsor, LLC that will become exercisable 30 days after the Closing.

(4)	Includes 100,000 shares of Class A Common Stock issuable upon exercise of warrants held by Mr. Freed.
(5)

Holds an interest in Kayne Anderson Sponsor, LLC and/or Kayne SPAC Investment, LLC, an entity in which certain directors, management and employees of KAAC and Kayne Anderson Capital Advisors, L.P. and its affiliates hold an interest, and disclaims any beneficial ownership of shares held by such entities other than to the extent of any direct or indirect pecuniary interest therein.

Directors

On the Closing Date, in connection with the Business Combination, the size of the Board was increased from five members to 11 members and Messrs. R. Rudolph Reinfrank and Robert V. Sinnott resigned from the Board. The resignations of Messrs. Reinfrank and Sinnott were not a result of any disagreement with the Company. Effective as of the Closing Date, the Board appointed Messrs. W. Mark Meyer, Brian W. Freed, Ben C. Rodgers, Robert W. Bourne, Jon W. Sauer, Robert S. Purgason, C. Doug Johnson, and Ms. Staci L. Burns to fill the newly created vacancies, with a term expiring at the Company’s annual meeting of stockholders in 2019.

As of the Closing Date, the Board consisted of Messrs. W. Mark Meyer, Brian W. Freed, Ben C. Rodgers, Robert W. Bourne, Jon W. Sauer, Kevin S. McCarthy, Robert S. Purgason, Mark Borer, D. Mark Leland, and C. Doug Johnson, and Ms. Staci L. Burns. Information with respect to each of the Company’s directors (other than Mr. Johnson) is set forth in the Proxy Statement in the section entitled “Officers and Directors of KAAC Following Closing of the Business Combination” beginning on page 195, which is incorporated herein by reference, and information with respect to Mr. Johnson is provided below.

Pursuant to the Stockholders Agreement, based on the Apache Contributor’s and its affiliates’ ownership of our outstanding voting common stock, the Apache Contributor may nominate six non-independent directors, and it nominated W. Mark Meyer, Brian W. Freed, Ben C. Rodgers, Robert W. Bourne, Jon W. Sauer and Ms. Staci L. Burns. In addition, based on the Stockholders Agreement, the Apache Contributor may nominate one independent director, and it selected C. Doug Johnson. Also, pursuant to the Stockholders Agreement and certain conditions, the Sponsor may nominate two independent directors to the board of directors, and it selected D. Mark Leland and Mark Borer.

Mr. C. Doug Johnson has served as a director of Gulfport Energy Corporation since September 2015. Since August 1981, Mr. Johnson served in various roles at Phillips 66 and its predecessors Phillips Petroleum Co. and ConocoPhillips Company, which was formed by the merger of Philips Petroleum Co. and Conoco Inc. in 2002. Mr. Johnson most recently served as Vice President, Controller and principal accounting officer of Phillips 66, a publicly traded company engaged in mid-stream, chemicals, and refining, from April 2012 until his retirement on December 31, 2014. During the same period, he also served as Vice President, Controller and principal accounting officer of Phillips 66 Partners GP LLC, the general partner of Phillips 66 Partners LP, a publicly traded pipeline subsidiary of Phillips 66. From June 2010 until April 2012, Mr. Johnson served as General Manager, Upstream Finance, Strategy and Planning at ConocoPhillips. Prior to that, Mr. Johnson’s tenure at ConocoPhillips included his service as General Manager, Downstream Finance from 2008 to 2010 and General Manager, Upstream Finance from 2005 to 2008. Mr. Johnson also served on the board of Chevron Phillips Chemical Company LLC, a joint venture of Phillips 66 Partners LP and Chevron Corp., and its audit committee, where he was co-chairman, from April 2012 until December 2014. Mr. Johnson has an extensive financial and accounting background, with over 33 years of service in the oil and natural gas industry. Mr. Johnson received his Bachelor of Science Degree in Accounting from the University of Arkansas, and also holds a Certified Public Accountant certificate from the State of Oklahoma.

Independence of Directors

Following the Closing, affiliates of Apache will control a majority of the combined voting power of all classes of our voting stock. As a result, we qualify as a “controlled company” within the meaning of the NASDAQ listing standards and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that a majority of the Board consist of independent directors and that the compensation committee and corporate governance and nominating committee be composed entirely of independent directors. We have elected to utilize these exemptions, and therefore do not have a majority of independent directors serving on our Board and have individuals serving on our Compensation Committee (as defined below) that may not qualify as independent according to NASDAQ listing standards and the rules and regulations of the SEC. These independence requirements will not apply to us as long as we remain a controlled company.

The Board has determined that Messrs. Mark Borer, D. Mark Leland, and C. Doug Johnson are independent within the meaning of NASDAQ Rule 5605(a)(2).

Committees of the Board

Following the Closing, the standing committees of the Company’s Board consist of an audit committee (the “Audit Committee”), a conflicts committee (the “Conflicts Committee”), and a compensation committee (the “Compensation Committee”). Each of the committees reports to the Board. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The principal functions of the Company’s Audit Committee are detailed in the Company’s Audit Committee charter, which is available on the Company’s website, and include:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Under the NASDAQ listing standards and applicable SEC rules, the Company is required to have at least three members of the Audit Committee, all of whom must be independent. Following the Closing, our Audit Committee consists of Messrs. Mark Borer, D. Mark Leland, and C. Doug Johnson, with Mr. Johnson serving as the Chair. We believe that Messrs. Mark Borer, D. Mark Leland, and C. Doug Johnson qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Johnson qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Conflicts Committee

The principal functions of the Company’s Conflicts Committee are detailed in the Company’s Conflicts Committee charter, which is available on the Company’s website. The primary purpose of the Conflicts Committee will be to resolve potential conflicts of interest in connection with certain related party transactions or any other transaction that our Board may refer to the Conflicts Committee for review. In accordance with the related party transaction policy adopted by our Board on the Closing Date, our management team will be required to present the following transactions to the Conflicts Committee for review and approval:

•

related party transactions that involve an aggregate amount paid to or by the Company or its subsidiaries of more than $20 million over the life of the transaction or more than $5 million per calendar year (a “Material Amount”);

•

any amendment of, or waiver of any right or remedy under, the Contribution Agreement, the Altus Midstream LPA, the Amended and Restated Registration Rights Agreement, the COMA, the Purchase Rights and Restrictive Covenants Agreement, the Stockholders Agreement, the Warrant Agreement, the Gas Gathering Agreement (the “Gas Gathering Agreement”), by and between Apache and Alpine High Gathering, dated as of July 1, 2018, the Gas Processing Agreement (the “Gas Processing Agreement”), by and between Apache and Alpine High Processing, dated as of July 1, 2018, the License Agreements, the Lease Agreement or the Options, by the Company or its subsidiaries or any related party acting on behalf of such persons (as opposed to a related party acting on its own behalf) which amendment or waiver involves a Material Amount or, if the amount involved cannot be quantified, would be material and adverse to the Company and its subsidiaries, taken as a whole;

•

the enforcement, or the failure to enforce, by the Company or its subsidiaries or a related party acting on behalf of the Company or its subsidiaries (as opposed to a related party acting on its own behalf) of any rights or remedies of the Company or its subsidiaries against a related party under any of the agreements described in the immediately preceding bullet that involves a Material Amount or, if the amount involved cannot be quantified, would be material and adverse to the Company and its subsidiaries, taken as a whole; provided, that budgeting, contracting and other operational matters under any such agreements will not be subject to the provisions of this bullet and the immediately preceding bullet; and

•

the entry into any gas processing agreement or gas gathering agreement between the Company or any of its subsidiaries and any person other than a related party, or the amendment of any such agreement, that causes a related party to have a right to cause certain amendments to the Gas Processing Agreement or the Gas Gathering Agreement the effect of which would involve a reduction in the amounts payable by such related party to the Company or its subsidiaries under the Gas Processing Agreement or the Gas Gathering Agreement, respectively, by a Material Amount.

The entry into the Contribution Agreement and the other agreements entered into or to be entered into in connection with the Business Combination have not been and will not be subject to the review and approval of the Conflicts Committee. In addition, except as provided above, the exercise or waiver of any rights or remedies by the applicable related party (acting on its own behalf and/or acting on behalf of the Company or its subsidiaries) under the Contribution Agreement or any other agreement entered into or to be entered into in connection with the Business Combination, including with respect to budgets, contracting and/or other operational matters, are deemed to be pre-approved transactions under the related party transactions policy.

Following the Closing, our Conflicts Committee consists of Messrs. Mark Borer, D. Mark Leland, and C. Doug Johnson, with Mr. Leland serving as the Chair.

Compensation Committee

The principal functions of the Company’s Compensation Committee are detailed in the Company’s Compensation Committee charter, which is available on the Company’s website, and include:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The NASDAQ requirement that listed companies have a compensation committee composed entirely of independent directors will not apply to us as long as we remain a controlled company. Following the Closing, our Compensation Committee consists of Messrs. W. Mark Meyer, Jon W. Sauer, and Robert S. Purgason, with Mr. Sauer serving as the Chair.

Executive Officers

In connection with and effective as of the Closing, Mr. Robert S. Purgason resigned as the Company’s Chief Executive Officer and Mr. Terry A. Hart resigned as the Company’s Chief Financial Officer. Mr. Robert S. Purgason, who will no longer serve as Chief Executive Officer, was appointed by the Board to serve a member of the Board. Also, in connection with the Closing, the following individuals were appointed by the Board as executive officers of the Company:

Name	Position
Brian W. Freed	Chief Executive Officer and President

Ben C. Rodgers	Chief Financial Officer and Treasurer

Rebecca A. Hoyt	Senior Vice President, Chief Accounting Officer and Controller

P. Anthony Lannie	Executive Vice President and General Counsel

Dominic J. Ricotta	Senior Vice President, Human Resources

Information with respect to Messrs. Freed and Rodgers is set forth in the Proxy Statement in the section entitled “Officers and Directors of KAAC Following Closing of the Business Combination” beginning on page 195, which is incorporated herein by reference, and information with respect to the remaining executive officers is provided below.

Rebecca A. Hoyt, 54, was appointed senior vice president, chief accounting officer and controller of Apache in August 2014. Ms. Hoyt joined Apache in 1993, earning positions of increasing responsibility including being named assistant controller in 2003, vice president and controller in 2006, and chief accounting officer in 2010. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm, from 1992 to 1993. She holds a bachelor’s degree in accounting from the University of Houston.

P. Anthony Lannie, 64, was appointed executive vice president and general counsel of Apache in August 2009, and was interim chief financial officer from October 9, 2014 through March 2, 2015. Mr. Lannie served as senior vice president and general counsel Apache since May 2004, and vice president and general counsel since March 2003. Prior to joining Apache, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998. Mr. Lannie earned his undergraduate and law degrees from Vanderbilt University.

Dominic J. Ricotta, 53, was promoted to senior vice president – Human Resources of Apache effective September 14, 2016, having been vice president and associate general counsel since 2010. Since joining Apache in 1998, Mr. Ricotta has held positions of increasing responsibility in Apache’s legal department. Before joining Apache, he was a partner in the law firm of Holme Roberts & Owen LLP. He earned his bachelor’s degree in chemical engineering and petroleum refining with high honors from the Colorado School of Mines and his juris doctor, cum laude, from Northwestern University Pritzker School of Law

Indemnification of Directors and Executive Officers

We will enter into indemnification agreements with each of our officers and directors, a form of which is filed as an exhibit to KAAC’s Registration Statement on Form S-1 (File No. 333-216514) filed with the SEC on March 7, 2017. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The foregoing description of the indemnification agreements is a summary only and is qualified in its entirety by reference to the form of indemnification agreement, a copy of which is filed as Exhibit 10.8 to this Current Report on Form 8-K and is incorporated herein by reference.

Director and Executive Officer Compensation

Pre-Closing Compensation of Executive Officers and Directors

The compensation of KAAC’s named executive officers and directors before the consummation of the Business Combination is set forth in the Proxy Statement in the section titled “Executive Compensation” on page 164, which is incorporated herein by reference.

Post-Closing Compensation of Executive Officers and Directors

The individuals serving as the Company’s executive officers following the Closing are employed with Apache and its affiliates and will continue to provide services for Apache and its affiliates that are unrelated to the Company and its operations. Such individuals will not initially receive any separate amounts of compensation that are attributable to the Company or its subsidiaries.

Following the Closing, the Company’s directors or executive officers may be paid consulting, management or other fees or compensation from the Company. As of the date of this report, no determinations regarding these arrangements have been made.

Certain Relationships and Related Party Transactions

Founder Shares

During December 2016, the Sponsor purchased 10,062,500 founder shares for an aggregate price of $25,000, or approximately $0.002 per share. During the year ended December 31, 2017, the Sponsor transferred 40,000 founder shares to each of KAAC’s three independent directors (or an aggregate of 120,000 founder shares) at their original purchase price. Prior to the IPO, the Sponsor agreed to forfeit up to 1,312,500 founder shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the founder shares would represent 20.0% of KAAC’s issued and outstanding shares after the IPO. On April 21, 2017, as a result of the partial exercise of the over-allotment option, the Sponsor forfeited 629,472 of its founder shares. In connection with the Closing, pursuant to the Sponsor Forfeiture Agreement, the Sponsor forfeited 7,313,028 founder shares to the Company. In addition, in connection with the Closing, pursuant to the terms of the Charter, the 2,120,000 founder shares that remained outstanding following the Sponsor forfeiture were automatically converted into shares of Class A Common Stock on a one-for-one basis. As used herein, unless the context otherwise requires, “founder shares” are deemed to include the shares of Class A Common Stock issued upon conversion thereof.

KAAC’s initial stockholders agreed subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of: (A) one year after the completion of the Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of KAAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

In April 2017, in connection with the closing of the IPO, the Sponsor purchased from KAAC an aggregate of 6,364,281 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant ($9,546,422 in the aggregate) in a private placement that occurred simultaneously with the closing of the IPO. Each whole Private Placement Warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was placed in the Trust Account along with the proceeds from our IPO. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and KAAC’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of the Private Placement Warrants until 30 days after the completion of the Business Combination.

Related Party Loans

On December 23, 2016, the Sponsor agreed to loan KAAC an aggregate of up to $300,000 to cover expenses related to our IPO pursuant to a promissory note. On April 4, 2017, upon completion of the IPO, KAAC paid in full the aggregate $265,000 of borrowings under the promissory note. At December 31, 2017 there were no outstanding related party loans. At December 31, 2016, the Company had $20,000 borrowed under the promissory note.

Administrative Services Agreement

On March 29, 2017, KAAC entered into an administrative services agreement pursuant to which it agreed to pay an affiliate of the Sponsor a total of $5,000 per month for office space, utilities and secretarial and administrative support. KAAC incurred $45,000 for such services for the year ended December 31, 2017. Effective January 1, 2018, the Sponsor’s affiliate agreed to waive the monthly fee until the termination of the administrative service agreement. At the Closing, the administrative services agreement was automatically terminated.

In addition, the information set forth in “—Recent Sales of Unregistered Securities” is incorporated herein by reference.

Legal Proceedings

The Company is not aware of any pending or threatened legal proceedings against the Company or its subsidiaries at the time of the filing of this report.

Market for and Dividends on KAAC’s Common Equity and Related Stockholder Matters

KAAC

KAAC’s units, shares of Class A Common Stock and warrants were historically quoted on NASDAQ under the symbols “KAACU,” “KAAC” and “KAACW,” respectively. KAAC’s units commenced public trading on April 4, 2017, and the shares of Class A Common Stock and warrants each commenced separate trading April 27, 2017.

KAAC has not paid any cash dividends on the Class A Common Stock to date. Following completion of the Business Combination, the Board will consider whether or not to institute a dividend policy. Subject to approval by the Board, we expect to institute a dividend during 2021. Prior to that time, internally generated cash flow will be used to partially fund KAAC’s capital expenditures.

As of the Closing Date, there were 72 holders of record of Class A Common Stock.

In connection with the closing of the Business Combination, KAAC’s trading symbol for its Class A Common Stock was changed to “ALTM” and the trading symbol for its warrants was changed to “ALTMW.”

On November 9, 2018, in connection with the Closing, all of the units of the Company separated into their component parts of one share of Class A Common Stock and one-third of one warrant to purchase one share of Class A Common Stock, and the units ceased trading on NASDAQ.

Alpine High Midstream

There is no public market Alpine High Midstream’s equity securities. Alpine High Midstream has not made any cash distributions on their respective equity securities since inception.

Recent Sales of Unregistered Securities

In addition to the below, information about unregistered sales of KAAC’s equity securities is set forth in “Part II, Item 15. Recent Sales of Unregistered Securities” of Amendment No. 2 to KAAC’s Registration Statement on Form S-1 (File No. 333-216514) filed with the SEC on March 27, 2017.

Private Placement

On the Closing Date, KAAC completed the Private Placement, pursuant to which KAAC issued and sold an aggregate of 57,234,023 shares of Class A Common Stock to certain qualified institutional buyers and accredited investors at a price of $10.00 per share, or approximately $572.3 million in aggregate proceeds, which, along with the proceeds from the Trust Account and the Credit Agreement, will be used to fund our capital expenditures (including, pursuant to the Contribution Agreement, capital expenditures of approximately $84.0 incurred by or on behalf of the Alpine High Entities from and including October 1, 2018 through and including the Closing Date). The shares of Class A Common Stock sold in the Private Placement were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated thereunder. The information set forth under “Item 1.01. Entry Into a Material Definitive Agreement—Other Ancillary Agreements—Subscription Agreements” of KAAC’s Current Report on Form 8-K filed with the SEC on August 8, 2018 is incorporated herein by reference.

Other Issuances Related to the Business Combination

On the Closing Date, the Company issued 250,000,000 shares of Class C Common Stock, 3,182,140 Contribution Warrants and 7,313,028 shares of Class A Common Stock to the Apache Contributor in connection with the Business Combination. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Descriptions of the rights, preferences and privileges of the Class C Common Stock are set forth under “—Description of the Company’s Securities—Class C Common Stock” and “—Description of the Company’s Securities—Private Placement Warrants” below.

Description of the Company’s Securities

The Company has authorized 3,050,000,000 shares of capital stock, consisting of (a) 3,000,000,000 shares of common stock, including (i) 1,500,000,000 shares of Class A Common Stock and (ii) 1,500,000,000 shares of Class C Common Stock, and (b) 50,000,000 shares of preferred stock. As of the Closing Date, there were: (a) 72 holders of record of Class A Common Stock and 74,929,305 shares of Class A Common Stock outstanding; (b) one holder of record of Class C Common Stock and 250,000,000 shares of Class C Common Stock outstanding; (c) no shares of preferred stock outstanding; and (d) three holders of record of the Company’s warrants and 18,941,651 warrants outstanding. All of the founders shares were converted into shares of Class A Common stock on a one-for-one basis at the Closing.

Class A Common Stock

Holders of the Company’s Class A Common Stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. Holders of the Class A Common Stock and holders of the Class C Common Stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Unless specified in the Second Amended and Restated Charter (as defined below) (including any certificate of designation of preferred stock) or the bylaws of the Company, or as required by applicable provisions of the General Corporation Law of the State of Delaware or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by the Company’s stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the rights of the holders of any outstanding series of preferred stock, the Company’s stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the Company, the holders of the Class A Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A Common Stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A Common Stock.

Class C Common Stock

In connection with the Business Combination, KAAC issued 250,000,000 shares of Class C Common Stock to the Apache Contributor. Holders of Class C Common Stock, together with holders of Class A Common Stock voting as a single class, will have the right to vote on all matters properly submitted to a vote of the stockholders. In addition, the holders of Class C Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our Second Amended and Restated Charter that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Holders of Class C Common Stock will not be entitled to any dividends from the Company and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

Our Class C Common Stock is a newly issued class of common stock, with a par value of $0.0001 per share. A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than KAAC) only if, and only to the extent permitted by the Altus Midstream LPA, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the Altus Midstream LPA. Holders of our Class C Common Stock will vote together as a single class with holders of our Class A Common Stock on all matters properly submitted to a vote of the stockholders. In addition, the holders of Class C Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our Second Amended and Restated Charter that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Holders of Class C Common Stock will not be entitled to any dividends from KAAC and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

At any time following 180 days after the Closing, the Apache Contributor will generally have the right to cause Altus Midstream to redeem all or a portion of the Apache Contributor’s Common Units in exchange for shares of our Class A Common Stock or, at Altus Midstream’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of cash or Class A Common Stock for such Common Units in lieu of such a redemption by Altus Midstream. Upon the future redemption or exchange of Common Units held by the Apache Contributor, a corresponding number of shares of Class C Common Stock held by the Apache Contributor will be cancelled. For more information on the redemption and exchange rights related to the Class C Common Stock and Common Units, see the section of the Proxy Statement entitled “Proposal No. 1—The Business Combination Proposal— The Business Combination Proposal—Related Agreements—Amended and Restated Agreement of Limited Partnership of Altus Midstream,” which is incorporated herein by reference.

Warrants

Public Stockholders’ Warrants

Each whole warrant issued in our IPO entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the warrant agreement entered into at the time of KAAC’s IPO (the “IPO Warrant Agreement”), a warrantholder may exercise its warrants only for a whole number of shares of Class A Common Stock. No fractional warrants have been issued and only whole warrants trade. The warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the IPO Warrant Agreement. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Company’s management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of its warrants. If the Company’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to the Company if it does not need the cash from the exercise of the warrants. If the Company calls its warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of the Company’s capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the IPO Warrant Agreement based on the Black-Scholes value (as defined in the IPO Warrant Agreement) of the warrant.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrant holder.

The warrants have been issued in registered form under the IPO Warrant Agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The IPO Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

A copy of the IPO Warrant Agreement, which was filed as Exhibit 4.1 to KAAC’s Current Report on Form 8-K filed with the SEC on April 4, 2017, is incorporated herein by reference, and the foregoing description of the warrants is qualified in its entirety by reference thereto.

Private Placement Warrants

The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to the Company’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price in the same manner as holders of warrants sold in our IPO as described above under “—Public Stockholders’ Warrants.” The reason that the Company has agreed that the Private Placement Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of issuance whether the Sponsor would be affiliated with the Company following an initial business combination. If the Sponsor remains affiliated with the Company, its ability to sell the Company’s securities in the open market will be significantly limited. The Company has policies in place that prohibit insiders from selling the Company’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, the Company believes that allowing the holders to exercise the Private Placement Warrants on a cashless basis is appropriate.

The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A Common Stock issuable upon exercise of any of the Private Placement Warrants) until the date that is 30 days after the Closing Date, except to, among other limited exceptions, the Company’s officers and directors and other persons or entities affiliated with the Sponsor.

The Private Placement Warrants were sold in a private placement pursuant to a purchase agreement between KAAC and the Sponsor and have the terms set forth in the IPO Warrant Agreement between American Stock Transfer & Trust Company, as warrant agent, and KAAC. A copy of each of the IPO Warrant Agreement, which was filed as Exhibit 4.1 to KAAC’s Current Report on Form 8-K filed with the SEC on April 4, 2017, and the sponsor warrant purchase agreement, which was filed as Exhibit 10.6 to KAAC’s Registration Statement on Form S-1 (File No. 333-216514) filed with the SEC on March 7, 2017, are incorporated herein by reference, and the foregoing description of the Private Placement Warrants is qualified in its entirety by reference thereto.

Contribution Warrants

The Contribution Warrants issued to the Apache Contributor pursuant to the Warrant Agreement have substantially the same terms as the Private Placement Warrants so long as they are held by the Apache Contributor or its permitted transferees.

The foregoing description of the Contribution Warrants is a summary only and is qualified in its entirety by reference to the Warrant Agreement, a copy of which is attached as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Financial Statements and Supplementary Data

The information set forth under Item 9.01(a) and (b) of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Altus Midstream Credit Agreement” is incorporated in this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Recent Sales of Unregistered Securities” is incorporated in this Item 3.02 by reference.

Item 5.01. Changes in Control of Registrant.

To the extent required, the information set forth under “Introductory Note” and “Item 2.01. Completion of Acquisition or Disposition of Assets” of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under “Item 2.01 Completion of Acquisition or Disposition of Assets—Directors” and “Item 2.01 Completion of Acquisition or Disposition of Assets—Executive Officers” of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Closing Date, the Charter was amended and restated (as amended and restated, the “Second Amended and Restated Charter”) to, among other things:

•	change the name of the Company to “Altus Midstream Company”;

•	create a new class of capital stock, the Class C Common Stock, that was issued to the Apache Contributor at the Closing;

•

(i) increase the number of authorized shares of Class A Common Stock from 200,000,000 shares to 1,500,000,000 shares and (ii) increase the number of authorized shares of preferred stock, par value $0.0001 per share, from 1,000,000 shares to 50,000,000 shares;

•	declassify the Board; and

•	eliminate certain provisions relating to the Company’s initial business combination that are no longer applicable to the Company following the Closing.

A copy of the Second Amended and Restated Charter is filed with this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference, and the foregoing description of the Second Amended and Restated Charter is qualified in its entirety by reference thereto.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an initial business combination as required by the Charter, the Company ceased to be a shell company, as defined in Rule 12b-2 of the Exchange Act, as of the Closing Date. The material terms of the Business Combination are described in the Proxy Statement in the section entitled “Proposal No. 1—The Business Combination Proposal” beginning on page 94, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

The unaudited combined financial statements of Alpine High Midstream as of September 30, 2018 and for the three and nine months ended September 30, 2018 and 2017 filed as Exhibit 99.4 hereto are incorporated herein by reference.

The audited combined financial statements of Alpine High Midstream as of December 31, 2017, for the year ended December 31, 2017 and the period from inception of Apache’s Alpine High operations (May 26, 2016) through December 31, 2016, are included in the Proxy Statement beginning on page Fin-28 and are incorporated herein by reference.

(b)	Pro Forma Financial Information

The unaudited pro forma condensed combined financial information of KAAC for the year ended December 31, 2017 and the nine months ended September 30, 2018 filed as Exhibit 99.2 hereto are incorporated herein by reference.

(d)	Exhibits

Exhibit No.	Description of Exhibits

3.1*	Second Amended and Restated Certificate of Incorporation of Altus Midstream Company.

4.1*	Stockholders Agreement, dated as of November 9, 2018, by and among Altus Midstream Company, Kayne Anderson Sponsor, LLC and Apache Midstream LLC.

4.2*	Amended and Restated Registration Rights Agreement, dated as of November 9, 2018, by and among Altus Midstream Company, Kayne Anderson Sponsor, LLC, the other holders party thereto and Apache Midstream LLC.

4.3*	Warrant Agreement, dated as of November 9, 2018, by and between American Stock Transfer & Trust Company, LLC and the Company.

4.4	Warrant Agreement, dated March 29, 2017, by and between American Stock Transfer & Trust Company, LLC and the Company (incorporated by reference to Exhibit 4.1 to KAAC’s Current Report on Form 8-K filed with the SEC on April 4, 2017).

10.1*	Credit Agreement, dated as of November 9, 2018, among Altus Midstream, LP, the lenders party thereto, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, Citibank, N.A., Bank of America, N.A., The Toronto-Dominion Bank, New York Branch, MUFG Bank Ltd., and The Bank of Nova Scotia, Houston Branch, as Co-Documentation Agents.

10.2*	Amended and Restated Agreement of Limited Partnership of Altus Midstream LP, dated as of November 9, 2018.

10.3*	Construction, Operations and Maintenance Agreement, dated as of November 9, 2018, by and between Altus Midstream Company and Apache Corporation.

10.4*	Purchase Rights and Restrictive Covenants Agreement, dated as of November 9, 2018, by and between Altus Midstream Company and Apache Corporation.

10.5*	Lease Agreement, dated as of November 9, 2018, by and between Altus Midstream Company and Apache Corporation.

10.6*	License Agreement, dated as of November 9, 2018, by and between Altus Midstream LP and Apache Corporation.

10.7*	License Agreement, dated as of November 9, 2018, by and between Altus Midstream Company and Apache Corporation.

10.8	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to KAAC’s Registration Statement on Form S-1 (Registration No. 333-216514) filed with the SEC on March 17, 2017).

21.1*	Subsidiaries of the Registrant.

99.1*	Selected Historical Financial Information of Alpine High Midstream as of September 30, 2018 and for the three and nine months ended September 30, 2018 and 2017 and as of December 31, 2017, for the year ended December 31, 2017 and the period from inception of Apache’s Alpine High operations (May 26, 2016) through December 31, 2016.

99.2*	Unaudited Pro Forma Condensed Combined Financial Information of KAAC as of September 30, 2018 and for the year ended December 31, 2017 and the nine months ended September 30, 2018.

99.3*	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alpine High Midstream for the three and nine months ended September 30, 2018 and for the year ended December 31, 2017.

99.4*	Unaudited Combined Financial Statements of Alpine High Midstream as of September 30, 2018 and for the three and nine months ended September 30, 2018 and 2017.

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTUS MIDSTREAM COMPANY

Date: November 12, 2018	By:	/s/ Ben C. Rodgers
	Name:	Ben C. Rodgers
	Title:	Chief Financial Officer